FACILITY AGREEMENT


                            between

                     TDL INFOMEDIA LIMITED

                  TDL INFOMEDIA HOLDINGS PLC.

                     (as the  'Borrowers')


                              and


                   SEAT PAGINE GIALLE S.p.A.
                       (as the 'Lender')










                   Dated as of July 24 2003

Article 1     Definitions							3

Article 2     General Principles					5

Article 3Conditions Precedent						5

Article 4     Representations and Warranties		5

Article 5     Availability							6

Article 6     Request and Disbursement of Drawdowns	6

Article 7     Repayment and Prepayment				7

Article 8     Payments								7

Article 9     Taxation								8

Article 10    Undertakings of the Borrowers			8

Article 11    Events of Default						8

Article 12    Stamp Duties							9

Article 13    Assignment of the Agreement			9

Article 14    Notices								9

Article 15    Entire Agreement and Amendments		10

Article 16    Severability							10

Article 17    Language								10

Article 18    Waiver								11

Article 19    Applicable Law and Jurisdiction		11

Schedule 1    Conditions Precedent					12

Schedule 2    Form of Request of Drawdown			13

Schedule 3    Form of Notice of Voluntary Prepayment14


                      FACILITY AGREEMENT

This Facility Agreement (hereinafter, the 'Agreement') is made and entered into this July 24 2003, by and between:

TDL INFOMEDIA LIMITED, a company duly organized and existing under the laws of United Kingdom, with its registered office at Thomson House, 296 Farnborough Road, Farnborough, Hampshire, GU14 7NU, England, duly represented by Mr. Kevin Watson;


TDL INFOMEDIA HOLDINGS PLC ., a company duly organized and existing under the laws of United Kingdom, with its registered office at Thomson House, 296 Farnborough Road, Farnborough, Hampshire, GU14 7NU, England, duly represented by Mr. Kevin Watson (hereinafter, together with TDL INFOMEDIA LIMITED referred to as the 'Borrowers').


                              and

SEAT PAGINE GIALLE S.p.A.

A company duly organized and existing under the laws of Italy (hereinafter, referred to as the 'Lender'), with its registered office at Via Grosio 10/8 Milano-Italy represented by duly empowered representative Mr.Riccardo Perissich, Chairman, and Mr Paolo Dal Pino Managing Director.

The Borrowers and the Lender shall be also hereinafter referred to individually as the 'Party' and collectively as the 'Parties'.


                            WHEREAS
TDL  INFOMEDIA  LIMITED is 99.73% owned by Seat Pagine  Gialle

S.p.A. ('Seat').

TDL  INFOMEDIA HOLDINGS PLC., is 100% indirectly owned by  TDL

INFOMEDIA LIMITED.

The Lender, following a request of the Borrowers, is willing to make available to the Borrowers a credit facility of GBP 55 million under the terms and conditions set forth in this Agreement (the 'Facility').

 The Borrowers intend to utilize such for the purposes set out in Article 2.2.

In consideration of the above premises, which constitute an integral and substantial part of this Agreement, the Parties agree as follows:



                          Article  1
                          Definitions

In this Agreement, unless otherwise indicated:
1.1.Amount  means,  in relation to each Drawdown,  the  amount determined pursuant to Article 6.1 (i) of this Agreement. 1.2.Applicable Margin means 1,180% p.a.. In case of substantial changes in the market conditions, the Applicable
Margin will be modified. Due to the planned de-merger of the
Directories Business Activities of the Lender and the
subsequent disposal of these activities from Telecom Italia
Group, the financial funding conditions of the company to
which such activities will be transferred ('New Seat') will
change. The Borrowers accept that New Seat will renegotiate
the Applicable Margin with them.  It is agreed that the new
Applicable Margin will be determined by the market and is
anticipated to be approximately 4.5%.
1.3.Availability Period means the period from July 30th 2003
and the date falling twentyfour   months after the Effective
Date.
1.4.Available Amount means, in any moment, the amount in GBP resulting from the difference between (i) the Maximum Amount and (ii) the Utilised Amount.
1.5.Banking Day means a Target Day and a day on which banks are open for the business of the nature required by this Agreement in Turin and London.
1.6.Borrower Banking Account means the banking account communicated, in the Request of Drawdown, to the Lender by the relevant Borrower.
1.7.Break Costs means the amount (if any) which the Lender is entitled to receive under this Agreement as compensation if any part of the Facility is prepaid.
1.8.Drawdown means any portion of the Facility that may be drawn down on any date within the Availability Period.
1.9.Drawdown Date means, in relation to each Drawdown, the Banking Day falling within the Availability Period on which the drawdown is made and indicated by the relevant Borrower in the Request of Drawdown.
1.10.    Effective Date has the meaning set forth in Article
2.3 of this Agreement.
1.11.    Event of Default means any event set out in Article
11 of this Agreement.
1.12.    GBP means the lawful currency of the United Kingdom.
1.13. Facility means the credit facility made available to the Borrowers by the Lender under this Agreement.
1.14.    Final Maturity Date means October 15th 2010.
1.17Lender  Banking  Account  means  the  banking  account  as communicated in due time to the Borrowers by the Lender.
1.18Maximum Amount means the amount of GBP 55 million.
1.19Person means any individual, company, corporation, firm, partnership, joint venture, association, organisation or other entity, whether or not having a separate legal personality.
1.20Request of Drawdown means the request made by the relevant
Borrower pursuant to Article 6.1 of this Agreement.
1.21Target Day means a day on which the Trans-European
Automated Real Time Gross Settlement Express Transfer (Target)
System is open.
    Seat PG means Seat Pagine Gialle Spa a corporation duly incorporated and existing under the laws of Italy, which is the direct and/or indirect controlling Person of the Lender and the Borrowers.
1.22Utilised Amount means, at any time, the sum of the  Amount of the outstanding Drawdowns.
1.23Voluntary Prepayment means the prepayment set forth in
Article 8.2 of this Agreement.
1.26 the 'control' of a company or corporation shall be construed as:
     (a) the power (whether by way of ownership of shares, proxy, contract or other binding arrangement) to:
         (i) cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the company or corporation; or
         (ii)appoint or remove all, or the majority, of the directors of that company or corporation; or
         (iii) give directions with respect to the operating and financial policies of that company or corporation which the directors of that company or corporation are obliged to comply with; or
     (b) the holding (directly or indirectly) of a participating interest in that company or corporation and:
         (i) the actual exercise of a dominant influence over that company or corporation; or
         (ii) the person holding (directly or indirectly) the participating interest and that company or corporation are managed on a unified basis; or
     (c) the holding of more than one-half of the issued share capital of that company or corporation (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).


                          Article  2
                      General Principles

2.1 The recitals and the schedules to this Agreement are all an integral part of this Agreement. Any reference to 'this
    Agreement' shall include, without limitation, all such recitals and schedules.

2.2 The   Lender  hereby  agrees  to  make  available  to  the
    Borrowers the Facility and the Borrowers agree to utilise the Facility for (i) the partial or total prepayment of the outstanding amount of the TDL Infomedia Holdings plc 15.5% Senior Discount Notes due 2010 with a face value of USD
    11.275.000 (the 'Bonds') together with interest accrued thereon; (ii) the payment of future interest and hedging costs associated with borrowings under this Facility; (iii) the repayment of the amounts outstanding under the facility agreement dated 12 August 2002 between Telecom Italia Finance S.A. and the Borrowers (the 'Previous Agreement'); (iv) the repayment by TDL Infomedia Holdings plc of interest costs and hedging losses relating to the Previous Facility and paid on behlaf of TDL Holdings plc by other TDL Infomedia Limited group companies; and (v) the financing of any payments to bondholders who accept an offer to purchase the Bonds at a purchase price of 101% of the principal amount plus accrued interest.


2.3 This Agreement shall become effective on the date of the execution of this Agreement by the Parties (hereinafter, referred to as the 'Effective Date') and shall remain in force and effect until the Final Maturity Date or, in any event, until the Borrowers have fully complied with their payment obligations provided for in this Agreement.



                           Article 3
                     Conditions Precedent

Save as the Lender may otherwise agree with the Borrowers, the Lender shall not be under any obligation to allow any Drawdown under this Agreement unless the Lender has confirmed to the Borrowers within two Banking Days of receipt thereof that it has received from each Borrower, in form and substance satisfactory to it, the documents referred to in Schedule 1.


                          Article   4
                Representations and Warranties

Each Borrower represents and warrants that:

(a) Status: it is a company duly incorporated, in good standing and validly existing under the laws of the United
    Kingdom.

(b) Powers and authority: it has the power to enter into and perform, and has taken all necessary action to authorize the entry into, performance and delivery of this Agreement and the transactions contemplated by it.

(c) Obligation Binding: this Agreement constitutes a legal, valid and binding obligation of the Borrower and it is fully enforceable according to its terms.

(d) No Conflict: the execution and delivery of, and the performance of the provisions of this Agreement by the Borrower do not, and will not, conflict with: (i) any applicable law or regulation in force in the United Kingdom on
    the  Effective Date; or (ii) the Borrower's   articles  of
    association and/or by-laws; or (iii) any contract or other document which is binding upon the Borrower.

(e) Accuracy of Information: the financial and other business information submitted or to be submitted to the Lender by the Borrower in connection with this Agreement is complete and accurate in all material respects.

(f) Authorisation: it has obtained all the necessary consents and authorizations required in order to give full effect to this Agreement and to enable the Borrower to perform all its obligations hereunder.


                          Article   5
                         Availability

5.1   In   reliance  of  the  warranties  and  representations
   contained herein and subject to the terms of this Agreement, during the Availability Period and up to the Maximum Amount, the Lender shall make available the Facility to the Borrowers in one or more Drawdowns, each of which shall be not less than GBP 1 (one) million .

5.2 It is understood that the Lender shall be under no obligation to approve any Drawdown under the Facility after the expiry of the Availability Period and no amounts will remain outstanding after the expiry of the Final Maturity Date.

5.2It is understood that at any time the total amount of the Drawdowns, outstanding and not repaid at that time, shall not exceed the Maximum Amount.


                          Article   6
             Request and Disbursement of Drawdowns

6.1Subject to the terms of this Agreement, the Facility or any part thereof shall be made available to the Borrowers by the Lender provided that the requesting Borrower (the
   'Requesting Borrower') shall give to the Lender not less than 5 (five) Banking Days written notice, which notice shall be substantially in the form of Schedule 2 attached hereto (the 'Request of Drawdown') and which shall:
   (i) specify the Drawdown Date and the Amount to be drawn on such date;
   (ii)be effective upon receipt by the Lender and, once given, be irrevocable.

6.2Should the Amount indicated by the Requesting Borrower in the Request of Drawdown exceed the Available Amount, the Lender shall:
   (i) communicate the above to the Requesting Borrower; and
   (ii)decrease such Amount to the Available Amount.

6.3On  the  Drawdown Date of each Drawdown, the  Lender  shall
   credit  to  the  Requesting Borrower Banking  Account   the
   Amount of the Drawdown.


                          Article  7
                Calculation of Applicable rate

7.1Save as otherwise provided for in this Agreement, the Requesting Borrower shall pay interest on any Drawdown at the Applicable Rate for the period from the Drawdown Date of the relevant Drawdown to the Final Maturity Date. Interest shall be payable semi- annually in arrears.

7.2All interest shall accrue from day to day and be calculated on the basis of a 365-day year taking into account the actual number of days elapsing from the Drawdown Date to the Final Maturity Date.

7.3With respect to each Drawdown, the Lender shall communicate to  the  Requesting Borrower the Applicable Rate within  24 hours of fixing the Applicable Rate.

                           Article  8

                   Repayment and Prepayment

8.1 Save as otherwise provided herein, the Borrowers shall repay the Amount on the Final Maturity Date.


8.2 Each Borrower shall be entitled to prepay the whole or part of its respective part of the Utilised Amount (the 'Voluntary Prepayment') on the following terms:
   (a) the relevant Borrower shall give the Lender not less than five (5) Banking Days written notice (in the form set out in Schedule 3) of its intention to make such prepayment (the 'Prepayment Notice'), specifying the amount to be prepaid and the date of intended prepayment;
   (b) the amount of any partial prepayment shall not be less than GBP 1 million;
(c) the Prepayment Notice having been given, the relevant
Borrower shall be bound to make the prepayment therein specified.

   In  the  event  of any Voluntary Prepayment,  the  relevant
   Borrower  shall  refund  the Lender  any   Break  Costs  of
   redeployment of funds.


8.3If the Lender ceases to control any of the Borrowers, the Borrowers, upon simple request of the Lender, shall be obliged to prepay the Utilised Amount on the date specified in paragraph 7.6 below, together with any interest accrued thereon up to such date, and the Available Amount will be immediately cancelled. For the avoidance of any doubt the envisaged demerger of the Lender, which will be effective on or about August 1st, 2003, will not be deemed by the Parties as a change of control of the Borrowers for the purposes of this Article 8.3.

8.4The date for repayment or prepayment of the Utilised Amount will be the Banking Day following the date of receipt by the Borrowers of notice from the Lender or, if later, the latest date allowed by the relevant law


                          Article   9
                           Payments

9.1 All payments of the Borrowers shall be made by crediting the amounts to the Lender Banking Account, without set-off or counterclaim in immediately available cleared funds not later than 11.00 p.m.Italian time on the date on which the relevant payment is due under the terms of this Agreement.

9.2 If any payment should fall on a day which is not a Banking Day, that payment shall be extended to fall on the next Banking Day unless the result of such extension would be to carry such payment over into another calendar month in which event such payment shall fall on the preceding Banking Day.

9.3 The Lender may, by giving ten days prior written notice to the Borrowers, change at any time the Lender Banking Account at its sole discretion.


                         Article   10
                           Taxation

10.1 All payments of principal or interest under this Agreement shall be made free and clear of and without any deduction for or on account of taxes.

10.2 If a Borrower is required to make any deduction or withholding from any payment here above, it shall pay the full amount to be deducted or withheld to the local tax authorities within the time allowed under the applicable law, and shall deliver to the Lender an original receipt issued by such authority of all amounts so required to be deducted or withheld.


                         Article   11
                 Undertakings of the Borrowers

All the obligations and liabilities of each Borrower under this Agreement (a) are and will continue to be direct, unconditional, irrevocable and general obligations of such Borrower and (b) rank and will continue to rank in right of payment and point of security at least pari passu with all other unsecured and unsubordinated indebtedness of such Borrower.


                         Article   12
                       Events Of Default

If :

    (i) any of the Borrowers does not pay any sum due from it under this Agreement at the time and under the terms and conditions specified in this Agreement; or

    (ii) any of the Borrowers fails to perform any of its other obligations hereunder and such failure, if capable of remedy, is not remedied within 15 (fifteen) days after the Lender has given notice thereof to the Defaulting Borrower; or

    (iii) any order is made or any effective resolution is passed or a petition is presented for the winding-up, dissolution, liquidation or re-construction of any of the Borrowers or for the appointment of a receiver, administrator or trustee or similar officer of it or of all or substantially all of its revenues and assets; or

    (iv) any of the Borrowers is unable to pay its debts as they fall due, commences negotiations with its creditors generally with a view to general readjustments or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors; or


   Then at any time after the occurrence of any event set out above when such event is continuing unwaived, the Lender may by notice in writing to the Borrowers declare that this Agreement shall be terminated with respect to the Borrowers and the provision of Article 8.4 shall apply.

   The  Borrowers  shall  indemnify  the  Lender  against  all
   losses,   costs   and  expenses  (including   legal   fees)
   reasonably incurred as a result of the occurrence of an Event of Default.


                         Article   13
                         Stamp Duties

The Borrowers shall pay all stamp, registration and other taxes to which this Agreement is or at any time may be subject and shall from time to time on demand of the Lender, indemnify the Lender against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.


                         Article   14
                  Assignment of the Agreement

The  Borrowers   may  not  assign any  of  its  rights  and/or
obligations hereunder without the prior written consent of the Lender. The Lender may assign any of its rights and/or obligations hereunder to any third Person.


                         Article   15
                            Notices

All notices or other communications under or in connection with this Agreement shall be given by letter or by facsimile, unless otherwise agreed by the Parties. Any such notice will be deemed to be given as follows:

       (a) if by letter, when delivered personally or on actual receipt; and

       (b) if by facsimile, when received in legible form.

However, a notice given in accordance with the above but received on a non-Banking Day or after business hours in the place of receipt will only be deemed to be given on the next
Banking Day in that place.

The address, telephone number and facsimile number of each Party for all notices under or in connection with this Agreement are the following:

if to be addressed to the Borrowers:

TDL INFOMEDIA LIMITED
TDL INFOMEDIA HOLDINGS Plc.
Thomson House
296 Farnborough Road
Farnborough
Hants.  GU14 7NU

For  the  attention of:   Mr K Watson           and  :     Mr.
G Field

Tel:.+44 1252 390504                   +44 1252 390530
Fax: + 44 1252 377005                  +44 1252 377005


if to be addressed to the Lender:

SEAT PAGINE GIALLE S.p.A.
     Via Saffi 18 10138 Torino-Italy
To the attention of: Mr. Enrico Grigliatti
Tel: +39 011 4351472         Fax +39 011 4352728

Each Party may, by not less than 5 Banking Days' written notice to the other Party, modify the address to which requests or communications shall be directed.


                         Article   16
                Entire Agreement and Amendments

This Agreement may not be released, discharged, abandoned, changed, renewed, extended, or modified in any manner except by an instrument in writing signed by duly authorised officers or representatives of each of the Parties to this Agreement.


                         Article   17
                         Severability

If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision as similar as possible to the provision at issue.



                         Article   18
                           Language

This Agreement shall be in the English language and all documentation and/or communications related hereto will also be in the English language, except if otherwise specifically mutually agreed in writing among the Parties. In this last case, the interested Party shall bear all the costs of translations to English and all risks of the accuracy of such translation.

                         Article   19
                            Waiver

Failure or delay of a Party to exercise any right or remedy hereunder shall not constitute nor be interpreted as a waiver by such Party to exercise such right or remedy.


                          Article  20
                Applicable Law and Jurisdiction

20.1 This Agreement shall be governed and construed in accordance with the laws of Italy.

20.2 Any dispute or disagreement arising among the Parties as a result of the interpretation, performance or consequences of this Agreement which can not be resolved amicably within 15 days from the date on which such dispute or disagreement arises, shall be submitted to the exclusive jurisdiction of the Court of Milan.


In witness whereof, the Parties hereto have executed this Agreement in two (2) originals on the date first above written.

_____________________________
TDL INFOMEDIA LIMITED



_____________________________
TDL INFOMEDIA HOLDINGS PLC.



____________________________
SEAT PAGINE GIALLE SPA







                          SCHEDULE 1


                     CONDITIONS PRECEDENT


(a) A certified copy of the resolution of the Board of Directors of the Borrower approving the terms and conditions of this Facility Agreement.

(b) A list of named persons authorised to give written instructions to draw under this Agreement.

(c)    A duly executed copy of this Agreement.








                          SCHEDULE  2

               Form for the Request of Drawdown


Date [           ]
                                  to: Seat Pg Spa
                                  Via Aurelio Saffi 18
                                  10138 Torino
                                  Italy

                               to  the kind attention  of  Mr.
Enrico Grigliatti





Re: Facility Agreement dated July 24th 2003 (the 'Agreement') for GBP 55.000.000,00 in favour of TDL INFOMEDIA LIMITED and TDL INFOMEDIA, in favour of TDL INFOMEDIA LIMITED and TDL
INFOMEDIA HOLDINGS PLC.


        We refer to the Agreement.
        Capitalised terms used and not otherwise defined herein have the meanings set ut in the Agreement.

        In accordance with Article 6 of the Agreement, by this letter we confirm the Request of Drawdown as per the following instructions:

        Amount :          .....
        Currency:         GBP ___________
        Beneficiary :      TDL INFOMEDIA [ ]
        Drawdown  Date :    Interest period  :       From  ...
   to .....
        Bank :
        Account No:
        SWIFT Code :

   We confirm that, at the date hereof, the representations and warranties set out in Article 4 of the Agreement are true and correct and no Event of Default has occurred.



         Yours sincerely,



         TDL INFOMEDIA [ ].

                          SCHEDULE 3

            Form of Notice of Voluntary Prepayment

Date [           ]

                                  to: Seat Pg Spa
                                  Via Aurelio Saffi 18
                                  10138 Torino
                                  Italy
to the kind attention of Mr. Enrico Grigliatti






Re: Facility Agreement dated July 24 2003 the 'Agreement') for GBP 55.000.000,00 in favour of TDL INFOMEDIA LIMITED and TDL INFOMEDIA HOLDINGS PLC.

        We refer to the Agreement.
        Capitalised  terms  used  herein  and  not   otherwise
defined herein have the meanings set out in the Agreement.

        In relation to Article 8 of the Agreement, by this letter we request to make a partial/full prepayment of the following Utilised Amount :

            Amount : GBP_________

You are kindly requested to provide us with your standard settlement instructions.

We acknowledge that the prepaid amount is not less than GBP________ or any integral multiple thereof


         Yours sincerely,


         TDL INFOMEDIA [ ].